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News
CONTACT: BRIAN CARMICHAEL
Phone: (617) 663-4748
E-mail: bcarmichael@jhancock.com
For Release: Upon Receipt
JOHN HANCOCK TRUSTEES ACTIVELY SEEKING SOLUTIONS FOR CLOSED-END FUND SHAREHOLDERS
•	Board Declares Commitment To Meeting Interests of Both Preferred And Common Shareholders of John Hancock Closed-End Funds

•	Board Reviewing Options In Light of Unprecedented Disruption In Auction Rate Preferred Securities Market
BOSTON, (March 13, 2008)—John Hancock Funds’ Board of Trustees is actively seeking solutions for seven closed-end funds affected by the liquidity crisis caused by the disruption in the auction rate preferred securities (ARPS) market, Keith F. Hartstein, President and Chief Executive Officer of John Hancock Funds, said today.
Mr. Hartstein said the Board of Trustees focused intensely on options to seek to resolve the issue during its most recent Board meeting that was completed March 11, 2008.
“We are aware of and deeply concerned by the difficulty that this unprecedented disruption in the ARPS market has caused for those ARPS shareholders who need liquidity,” he said. “As we’ve seen industry-wide, this is a complex problem and, in some cases, requires regulatory clarification. Nevertheless, the Board is completely committed to seeking and diligently pursuing a solution that is in the best interests of both preferred and common shareholders of our closed-end funds.”
Mr. Hartstein said the Board of Trustees has several options under consideration including the refinancing of ARPS with debt as well as evaluating the feasibility of developing a new form of the funds’ preferred stock that would include a put feature, making them eligible for purchase by taxable money market funds. However, there is no assurance as to whether or when the Board will implement any of these, or perhaps other, options.
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John Hancock believes that the funds’ ARPS, as presently structured, are likely to continue experiencing failed auctions, as market participants have lost confidence in the auction process which previously provided short-term liquidity. John Hancock believes, however, that at current short-term interest rates, leverage continues to offer the potential to enhance returns for common shareholders.
“We believe that it is in the best interest of our common and preferred shareholders to refinance the funds’ ARPS under the proper circumstances,” said Hartstein. “Our goal is two-fold: if possible, to seek to reduce the funds’ current relative costs of leverage which has increased due to the unprecedented turmoil in the ARPS market and to seek to provide liquidity for preferred shareholders.”
Mr. Hartstein said that given the complex nature of the issue, the funds cannot yet disclose a specific timeline, “but finding a resolution that meets the interests of all of our shareholders is our top priority and we hope to resolve the situation as quickly as possible.”
John Hancock sponsors nine closed-end funds of which seven are leveraged and have a total of $1.8 billion in ARPS outstanding. All seven leveraged funds are taxable funds that invest in equities, government and corporate debt, or combinations. The seven funds affected are:
•	John Hancock Tax-Advantaged Dividend Income Fund (NYSE: HTD)

•	John Hancock Investors Trust (NYSE: JHI)

•	John Hancock Preferred Income Fund (NYSE: HPI)

•	John Hancock Income Securities Trust (NYSE: JHS)

•	John Hancock Preferred Income Fund II (NYSE: HPF)

•	John Hancock Patriot Premium Dividend Fund II (NYSE: PDT)

•	John Hancock Preferred Income Fund III (NYSE: HPS)
About Manulife Financial and John Hancock
John Hancock Funds, the mutual fund business unit of John Hancock Financial Services, offers a broad array of investment products, including open-end and closed-end funds, privately managed accounts, 529 plans and retirement accounts to retail and institutional investors. As of December 31, 2007, investors entrusted John Hancock Funds with approximately $56.8 billion in assets. Additional information about John Hancock Funds can be found on the website: www.jhfunds.com.
John Hancock is a unit of Manulife Financial Corporation, a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and Asia, and primarily through John Hancock in the United States, the Company offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$396 billion (US$401 billion) as of December 31, 2007. Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘0945’ on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.
The John Hancock unit, through its insurance companies, comprises one of the largest life insurers in the United States. John Hancock offers a broad range of financial products and services, including life insurance, fixed and variable annuities, mutual funds, 401(k) plans, long term care insurance, college savings, and other forms of business insurance.
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